EXHIBIT 10.16

SECOND AMENDMENT AND WAIVER TO

REFUNDING CREDIT AGREEMENT

This Second Amendment and Waiver to Refunding Credit Agreement (this “Amendment and Waiver”) is entered into as of March 1, 2001, among Cornerstone Propane, L.P., a Delaware limited partnership (the “Borrower”), the undersigned financial institutions (each a “Lender” and together constituting the “Required Lenders”, as said terms are defined in the Credit Agreement referred to below) and Bank of America, N.A. (formerly Bank of America National Trust and Savings Association), as agent for the Lenders as are or may become parties to said Credit Agreement (in such capacity, the “Agent”).

R E C I T A L S

A.            The Borrower is a party to a Refunding Credit Agreement dated as of November 20, 1998 with the Agent and the Lenders party thereto, as amended by a First Amendment to Refunding Credit Agreement (the “First Amendment”) dated as of June 30, 2000 with the Agent and the Lenders party thereto (such Refunding Credit Agreement as so amended by the First Amendment is referred to herein as the “Credit Agreement”).

B.            NorthWestern Corporation (“NOR”) executed a Guaranty (the “Guaranty Agreement”) dated as of June 30, 2000, in favor of the Agent for the benefit of itself and the Lenders.  Cornerstone Holding Corp. and Flame, Inc. have executed Guaranties (the “Original Guaranties”) in favor of the Trustee.

C.            The Borrower is a party to a Waiver Agreement (the “Original Waiver”) dated as of June 30, 2000 with the Agent and the Lenders party thereto.  As part of the Original Waiver, NOR agreed to reset the Guarantied Amount (as defined in the Guaranty Agreement) at $70,000,000 and that the Guarantied Amount could not be reduced below $70,000,000 without the consent of 100% of the Lenders.

D.            The Borrower has requested that the Agent and the Lenders currently parties to the Credit Agreement, (i) amend certain provisions of the Credit Agreement and (ii) waive any failure, actual or alleged, of the Borrower to comply with Section 8.2.4 of Credit Agreement as of September 30, 2000 and December 31, 2000, and the Agent and the Required Lenders, subject to the terms, conditions and limitations set forth herein, have agreed to do so.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Defined Terms; Section and Paragraph References.  Initially capitalized terms used but not defined in this Amendment and Waiver shall have the meanings assigned to such terms in the Credit Agreement.  All “Section” references herein are to sections of the Credit Agreement unless otherwise specified.  All “paragraph” references herein are to paragraphs of this Amendment and Waiver unless otherwise specified.

2.             Amendments and Agreements.  On the terms of this Amendment and Waiver and subject to the satisfaction of the conditions precedent set forth below in paragraph 4 and, with respect to paragraph 2(a) below, the continuing conditions in paragraph 5, the Credit Agreement is amended and the Borrower agrees as follows:

(a)           Amendment of Section 8.2.4.  Section 8.2.4 of the Credit Agreement is hereby amended by inserting, at the end of said Section, a new paragraph to read as follows, in lieu of the paragraph added by Section 1.3 of the First Amendment:

“Notwithstanding the foregoing provisions of this Section 8.2.4, so long as (i) the Guaranty Agreement shall be in full force and effect, (ii) NOR is in compliance with all of its material obligations thereunder and (iii) NOR has not attempted to revoke in writing any of its obligations under the Guaranty Agreement:

(A)          the Total Funded Indebtedness to Consolidated Cash Flow Ratio as of any relevant date and for the period then ending shall, solely for purposes of the foregoing clause (a) of this Section 8.2.4 (and any related compliance report), be computed by subtracting the lesser of (i) the applicable “Guarantied Amount” on such date as specified in or pursuant to the Guaranty Agreement and (ii) the Guarantied Obligations (as defined in the Guaranty Agreement) outstanding on such date from the sum of the consolidated Debt, Capitalized Lease Liabilities and Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries (to the extent not resulting in a negative number);

(B)           the ratio of Consolidated Cash Flow to Consolidated Interest Expense as of any relevant date and for the period then ending shall, solely for purposes of the foregoing clause (b) of this Section 8.2.4 (and any related compliance report), be computed by excluding from the denominator of such ratio an amount equal to the average interest rate applicable to the Loans for the period then ending multiplied by the lesser of (i) the average “Guarantied Amount” applicable during the period then ending as specified in or pursuant to the Guaranty Agreement and (ii) the average Guarantied Obligations (as defined in the Guaranty Agreement) outstanding during the period then ending; and

(C)           in making the calculations required by Section 8.2.4, all adjustments for discontinued operations of the Borrower or any Subsidiary (or any of their divisions) shall be made in accordance with GAAP except that, regardless of compliance with GAAP, the Borrower may exclude from Consolidated Net Income losses relating to the discontinued natural gas financial trading operations of Coast Energy Group for the quarters ended June 30, 2000, September 30, 2000 and December 31, 2000, but not in excess of $4,600,000, $4,200,000 and $1,200,000, respectively.

In the event that (i) the Guaranty Agreement shall cease to be in full force and effect, (ii) NOR fails to comply with any of its material obligations under the Guaranty Agreement or (iii) NOR attempts to revoke in writing any of its obligations under the Guaranty Agreement, any Default or Event of Default which would have existed under the Credit Agreement shall be retroactively reinstated, and the Agent and the Lenders shall have all of their rights and remedies under the Credit Agreement, including any rights and remedies arising from a Default or Event of Default occasioned by a violation of this Section 8.2.4.”

(b)           Optional Termination of Acquisition Loan Commitment.  Pursuant to Section 2.2.1 of the Credit Agreement, after giving effect to the prepayment of the $10,000,000 in principal amount of the Acquisition Loans referred to in paragraph 4(b), the Acquisition Loan Commitment Amount is hereby reduced to the aggregate outstanding principal amount of the Acquisition Loans on the Second Amendment and Waiver Effective Date.

(c)           Reduction in Working Capital Loan Commitment Amount. Pursuant to Section 2.2.1 of the Credit Agreement, the Working Capital Loan Commitment Amount is hereby reduced to $70,000,000.

(d)           Increase in Clean Down.  Section 8.1.9 of the Credit Agreement is amended by replacing the amount “$10,000,000” with the amount “$20,000,000”.

(e)           Amendment Fees.  The Borrower agrees to pay to the Agent, for the pro rata account of each Lender, non-refundable amendment fees (without regard to usage) as follows:  (i) on or before the Second Amendment and Waiver Effective Date, a non-refundable amendment fee equal to the Working Capital Loan Commitment Amount (as reduced pursuant hereto) multiplied by 25 basis points, (ii) on or before the 90th day following the Second Amendment and Waiver Effective Date, a non-refundable amendment fee equal to the Working Capital Loan Commitment Amount then in effect, if any, multiplied by 25 basis points and (iii) on or before the 180th day following the Second Amendment and Waiver Effective Date, a non-refundable amendment fee equal to the Working Capital Loan Commitment Amount then in effect, if any, multiplied by 50 basis points.  Such amendment fees shall be fully earned on the date paid and are nonrefundable.

3.             Waiver.

(a)           In accordance with Section 11.1 of the Credit Agreement and, subject to the terms and conditions set forth in this Amendment and Waiver, on a one time basis, the Required Lenders hereby waive compliance with Section 8.2.4 of Credit Agreement as of September 30, 2000 and December 31, 2000.

(b)           The waiver given herein is a one time waiver strictly limited to its terms and shall not have any force and effect other than as expressly set forth herein.  The Agent and the Lenders specifically retain all their present and future rights under the Credit Agreement, including rights in connection with the representations, conditions and covenants thereof, except as specifically modified by the limited waiver described in paragraph 2(a).  No further waiver, either of additional terms or for any additional period, or consents of any kind, shall be implied from the waiver granted herein.  Without limiting the foregoing, the Borrower expressly acknowledges that neither the Agent nor any Lender has made any statement, promise or commitment, or given any promise or assurance, express or implied, that any waiver would be granted in the future.

4.             Conditions Precedent to the Effectiveness of this Amendment and Waiver.  The effectiveness of the amendment and agreements contained in paragraph 2 above and the one time waiver granted pursuant to paragraph 3 above is conditioned upon, and such amendments, agreements and waiver shall not be effective until, satisfaction in full of each of the following (the first date on which all of the following have been satisfied being referred to herein as the “Second Amendment and Waiver Effective Date”), and shall, solely in the case of the amendment and agreements contained in paragraph 2(a) above and the one time waiver granted pursuant to paragraph 3 above, only be effective thereafter so long as the continuing conditions contained in paragraph 5 below are complied with:

(a)           The Agent shall have received, on behalf of the Lenders, this Amendment and Waiver, duly executed and delivered by or on behalf of the Borrower, the Agent and the Required Lenders under the Credit Agreement and by NOR.

(b)           The Borrower prepays the principal of the Acquisition Loans by $10,000,000.

(c)           The Agent shall have received, on behalf of the Lenders, copies of partnership authorizations for this Amendment and Waiver for the Borrower and resolutions of the board of directors of each of the Managing General Partner, the Restricted Subsidiaries and NOR authorizing and ratifying the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of such Person.

(d)           The Agent shall have received a legal opinion satisfactory to it from the Borrower’s legal counsel as to the due authorization, execution delivery and binding effect of this Second Amendment and Waiver and as to no conflict with, other or default under, the Borrower’s charter documents or, to such counsel’s knowledge, any document or agreement to which the Borrower is a party providing for the borrowing of money or the issuance of debt securities.

(e)           Each of the representations and warranties set forth in this Amendment and Waiver shall be true and correct on a date when all other conditions set forth in the other paragraphs of this paragraph 4 shall have been satisfied.  No Default or Event of Default (other than that which might exist by virtue of paragraph 8.2.4 absent this Amendment and Waiver) shall have occurred and be continuing or would result from the consummation of the transactions contemplated in this Amendment and Waiver.

(f)            The Agent shall have received the amendment fees referred to in clause (i) of paragraph 2(e) and the last sentence of paragraph 2(e).

(g)           All invoices of the Agent’s counsel dated prior to April 1, 2001 shall have been paid in full.

5.             Continuing Condition to Effectiveness of Amendment and Waiver.  The  amendment contained in paragraph 2(a) above and the waiver set forth in paragraph 3 above shall be subject to, in addition to the conditions set forth in paragraph 4 above, the conditions that (a) at no time after November 10, 2000 shall the Borrower, without the prior written consent of 100% of the Lenders, request an Acquisition Loan under the Credit Agreement, (b) pursuant to Section 3.1(a) of the Credit Agreement, on or before November 30, 2001, the Borrower makes a voluntary prepayment of all then outstanding Acquisition Loans, and (c) no more than $2,275,000 in guaranty or analogous fees relating to the Guaranty Agreement is paid to NOR prior to the date on which all of the Obligations have been paid in full and the Commitments shall have terminated.  If the Borrower shall fail to comply with any of the conditions contained in the foregoing sentence (regardless of the satisfaction of the conditions contained in paragraph 4 above), the amendment contained in paragraph 2(a) above and the waiver set forth in paragraph 3 above shall automatically and immediately terminate and be rescinded, the provisions of Section 8.2.4 shall be retroactively reinstated and any Event of Default or Default which would have existed under Section 8.2.4 shall be retroactively reinstated, except that the amendments contained in Sections 2(b),(c),(d) and (e) shall remain in effect for all purposes.  Upon such termination and rescission, the Agent and the Lenders shall have all of their rights and remedies under the Credit Agreement, including any rights and remedies arising from a Default or Event of Default occasioned by a violation of Section 8.2.4.

6.             Representations and Warranties.  In order to induce the Agent and the Required Lenders to enter into this Amendment and Waiver, the Borrower represents and warrants to the Agent and each Lender as follows:

(a)           Power and Authority.  The Borrower has all requisite partnership power and authority to enter into this Amendment and Waiver and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement.

(b)           Authorization of Agreements.  The execution and delivery of this Amendment and Waiver  by the Borrower, and the performance of the Credit Agreement by the Borrower have been duly authorized by all necessary partnership action, and this Amendment and Waiver has been duly executed and delivered on behalf of the Borrower.

(c)           Enforceability.  The Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting the rights of creditors generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation (A) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (B) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) rights of indemnification or contribution being limited by Federal and state securities laws and the public policy underlying such laws.

(d)           No Conflict.  The execution and delivery by the Borrower of this Amendment and Waiver and the performance by the Borrower of the Credit Agreement do not and will not (i) contravene, in any material respect, any provision of any law, regulation, decree, ruling, judgment or order that is applicable to the Borrower or its properties or other assets, (ii) result in a breach of or constitute a default under the certificate of limited partnership or partnership agreement of the Borrower or any material agreement, indenture, lease or instrument binding upon it, or its properties or other assets or (iii) result in the creation or imposition of any Liens on its properties other than as permitted under the Credit Agreement.

(e)           Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Amendment and Waiver.

(f)            Representations and Warranties in the Credit Agreement.  The Borrower confirms that (i) the representations and warranties contained in Article VII of the Credit Agreement are true and correct in all material respects, except to the extent any such representation and warranty is expressly stated to have been made as of a specific date, in which case it shall be true and correct as of such specific date and (ii) no Default or Event of Default (other than that which might exist by virtue of Section 8.2.4 absent this Amendment and Waiver) has occurred and is continuing.

(g)           Restricted Subsidiaries.  As of the date of this Amendment and Waiver, the Borrower has no Restricted Subsidiaries other than Cornerstone Holding and Flame.

7.             Counterparts; Notice of Effectiveness.  This Amendment and Waiver may be executed by the parties hereto in any number of counterparts, all of which shall constitute together but one and the same agreement, and any such person may become a party hereto by executing any such counterpart.  Facsimile signatures shall be effective and binding for all purposes.  In proving any matter with respect to this Amendment and Waiver it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

8.             Ratification of Credit Agreement.  The Credit Agreement, as amended and after giving effect to this Amendment and Waiver, is hereby ratified and confirmed in all respects.

9.             Governing Law.  This Amendment and Waiver shall be deemed to be a contract made under and governed by the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment and Waiver, as of the date first above written.

CORNERSTONE PROPANE, L.P.

By:	CORNERSTONE PROPANE GP, INC.,
its Managing General Partner

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent for the Lenders

By:
Name
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.

By:
Name:
Title:

FLEET NATIONAL BANK

By:
Name:
Title

FIRST UNION NATIONAL BANK

By:
Name:
Title:

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

CREDIT AGRICOLE INDOSUEZ

By:
Name:
Title:

Each of the undersigned hereby acknowledges and consents to the foregoing Second Amendment and Waiver to Refunding Credit Agreement, reaffirms the terms of its Guaranty in favor of the Trustee and acknowledges that such Guaranty remains in full force and effect in accordance with its terms.

Dated:	CORNERSTONE HOLDING CORP

By:
Name:
Title:

FLAME, INC.

By:
Name:
Title:

The undersigned hereby (a) acknowledges and consents to the foregoing Second Amendment and Waiver to Refunding Credit Agreement, (b) reaffirms the terms of its Guaranty Agreement dated as of June 30, 2000 in favor of the Agent, (c) acknowledges and agrees that the Guarantied Amount under such Guaranty Agreement is and remains at $70,000,000, (d) agrees that the Guarantied Amount cannot be reduced below $70,000,000 without the consent of 100% of the Lenders, and any attempted or purported reduction in contravention of the foregoing shall be null and void, (e) agrees that if the Guarantied Amount under such Guaranty Agreement is increased above $70,000,000 after the date hereof, the Guarantied Amount under such Guaranty Agreement may not thereafter be reduced below such increased amount without the consent of the Required Lenders, and any attempted or purported reduction in contravention of the foregoing shall be null and void, and (f) acknowledges that such Guaranty Agreement remains in full force and effect in accordance with its terms.

Dated as of March 1, 2001	NORTHWESTERN CORPORATION

By:
Name:
Title: